Exhibit 5.2
January 28, 2008
OPTI Canada Inc.
2100, 555-4th Avenue S.W.
Calgary, Alberta
Canada T2P 4H2
Ladies and Gentleman:
Re: Registration Statement on Form F-10
We hereby consent to the references to our firm name and to the incorporation by reference of extracts from our report evaluating the oil, natural gas and natural gas liquids reserves resources of OPTI Canada Inc. in its Registration Statement on Form F-10.
Yours truly,

/s/ Greg M. Heath, P. Eng.
Greg M. Heath, P. Eng.